99.1   Press Release

Humana Trans Services Holding Corp. terminates Letter of Intent with Provo International, Inc.

Tuesday, November 9, 2004

HANOVER, Md., November 9, 2004 -- Humana Trans Services Holding Corporation (OTCBB: HTSC.OB - News) (http://www.humanaservices.com), announced that it has terminated its Letter of Letter of Intent, dated July 27, 2004, and amended on September 15, 2004, with Provo International, Inc. (formerly Frontline Communications Corp., AMEX: "FNT").

Humana believed that the dilution that would have occurred was, in the end, too significant for the gain in the issuance of shares of FNT.


ABOUT HUMANA TRANS SERVICES HOLDING CORPORATION

Established in 2001, Humana is a fully reporting, publicly traded company listed currently on the over-the-counter (OTC) market under the symbol "HTSC". The company is primarily engaged in employee leasing and recruitment services in five states and maintains its corporate offices in Hanover, MD, with operations in the Northeast and Florida. HTSC currently provides human resource (HR) outsourcing principally to the transportation industry and to leading Fortune 500 companies including Cardinal Health, Penske Logistics and Royal Ahold.

The statements which are not historical facts contained in this press release are forward looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet or distribution services, regulatory and technological changes, economic factors, increased competition, foreign currency devaluation, foreign market risk, and the nature of supplier of customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statement. The words "intend," "expect," "should," "project," and "anticipate," and similar expressions identify forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date they were made.